Exhibit 10.1

SANCTION AGREEMENT

NASCAR NATIONAL SERIES

PROMOTER:	Dover International Speedway, Inc.

FACILITY:	Dover International Speedway

EVENT DATE(S):	May 01, 2022
April 30, 2022

SANCTION AGREEMENT

This Sanction Agreement ("Agreement") between NASCAR Event Management, LLC (“NEM”), an entity with its principal offices located in Daytona Beach, Florida, and PROMOTER (identified on Exhibit 1 to this Agreement), is entered into and is effective upon full execution by the parties below (“Effective Date”).

RECITALS

WHEREAS NEM has been authorized by the National Association for Stock Car Auto Racing, LLC (hereinafter “NASCAR”) to grant certain NASCAR-owned and/or NASCAR-controlled rights that are specified in this Agreement to PROMOTER; and

WHEREAS, NEM sanctions and conducts, among other things, stock car racing competition throughout the world; and

WHEREAS, PROMOTER owns and/or controls the Facility (as hereinafter defined); and

WHEREAS, PROMOTER wishes to have NEM grant a sanction and conduct stock car racing competition as part of the 2022 NASCAR National Series at the Facility; and

WHEREAS, NEM is willing to grant a sanction and to conduct such events for the 2022 season in accordance with the terms of this Agreement;

WHEREAS, PROMOTER and NEM are desirous of continuing to enhance and elevate the stature of each Series, as well as the individual events that are a part of each Series. Among other things, this includes how each Series is presented at each event, how events are perceived by fans and stakeholders, and how events individually and collectively measure up against comparable world-class sports events. NEM recognizes that each racetrack and event may have its own unique identity, traditions and local considerations. In addition, there are expectations from fans, partners, participants, and industry stakeholders that each event will also have appropriate elements of commonality, continuity and consistency representative of the Series as a whole.

NOW, THEREFORE, NEM and PROMOTER, in consideration of the mutual promises set forth below, and intending to be legally bound, agree as follows:

AGREEMENT

1.       Definitions. In addition to the definitions of words that may appear in other locations in this Agreement, including the Recitals above, the following words have the following meanings when used in this Agreement:

a)	"Additional Awards" means any monetary or non-monetary award by, or contracted through, PROMOTER, for distribution based upon each Event, other than (i) purse, (ii) point fund, and (iii) any applicable Plan awards.

b)	"Ancillary Rights" means (i) any and all rights to film, tape, photograph, capture, overhear, collect or record, and to simultaneously or thereafter reproduce, broadcast, transmit or distribute, by any means, process, medium or device, whether or not currently in existence, all images, sounds and electronic data generated during and in connection with the Events, and (ii) any and all copyrights and all other intellectual property and proprietary rights worldwide in and to such images, sounds and electronic data, any recording, broadcast or transmission thereof, and any work derived therefrom, provided, however, that "Ancillary Rights" does not include "Live Transmission Rights" or rights in or to NASCAR Intellectual Property, PROMOTER intellectual property, or third party marks. Ancillary Rights consist of “Primary Ancillary Rights” and “Secondary Ancillary Rights” as defined herein. NEM shall make all final determinations as to whether rights are designated as Primary or Secondary Ancillary Rights, including but not limited to the rights created by new media and/or technologies. All such final determinations shall be made by NEM in good faith.

c)	“Ancillary Rights Net Income before Industry Expenses and after Income Tax Provision” means the aggregate of the Primary Ancillary Rights Net Income before Industry Expenses and after Income Tax Provision and the Secondary Ancillary Rights Net Income before Industry Expenses and after Income Tax Provision.

d)	“Calendar” means the calendar of events for the Series in a given calendar year, as it may be adjusted by NEM per this Agreement.

e)	"Competition" means that portion of an Event during which the actual NASCAR National Series racing competition and all competitive activity related thereto occurs, including, but not limited to, the operational aspects of pre-race ceremonies, and race hauler parking, registration, inspections, time trials, practice runs, pre-race meetings, the race(s), victory lane, post-race inspections, either on the date(s) specified in Exhibit 1 hereto or on any postponed dates.

f)	"Competitor" has the same meaning as that term has in the Rule Book.

g)	"Event" means each Competition listed on Exhibit 1 to this Agreement and all other activity at the Facility during the period of time commencing 48 hours prior to the beginning of registration for the Competition and ending 24 hours after such Competition.

h)	"Event Transmission Income" means the amount attributable to the NASCAR National Series calculated by multiplying the percentage listed in Exhibit 1 of this Agreement by all Live Transmission Income received by NEM or the NASCAR Rights Affiliate(s) pursuant to Live Transmission Contract(s) during the calendar year in which an Event is held.

i)	"Event Primary Ancillary Rights Net Income" means the amount attributable to the NASCAR National Series calculated by multiplying the percentage set forth in Exhibit 1 of this Agreement by Primary Ancillary Rights Net Income before Industry Expenses and after Income Tax Provision earned during the calendar year in which an Event is held.

j)	“Event Secondary Ancillary Rights Net Income” means the amount attributable to the NASCAR National Series calculated by multiplying the percentage set forth in Exhibit 1 of this Agreement by Secondary Ancillary Rights Net Income before Industry Expenses and after Income Tax Provision earned during the calendar year in which an Event is held.

k)	"Facility" means the racetrack listed on Exhibit 1 to this Agreement, the premises upon which the racetrack is located and surrounding the racetrack, all buildings and other structures thereon, and all airspace above the racetrack and surrounding premises, to the extent owned or controlled by PROMOTER.

l)	“Fiber Optic Connectivity” means the existing permanently installed fiber optic cabling that will be used to connect critical services required by NASCAR Rights Affiliates, NEM and media. NEM and NASCAR Rights Affiliates will provide PROMOTER with a detailed specification as to the kind and quality of fiber optic cable and connectors to be provided and detailed location points for access. In the event that an upgrade to the Fiber Optic Connectivity is requested by NEM, then NEM agrees to discuss with PROMOTER the purpose and need for such upgrade, and a plan of implementation prior to providing PROMOTER a timeline.

m)	"Live Transmission" means the live transmission, distribution or exhibition of the performance of a NASCAR National Series event, and any replay(s) thereof, by any means, process, medium, distribution platform, method or device, whether now known or hereafter developed, including, without limitation, by broadcast television signal, cable television signal, Direct Broadcast Satellite, the Internet, and/or could be offered to consumers on a Pay Per View or subscription basis etc. within the United States, its territories, possessions and commonwealths, plus Bermuda.

n)	"Live Transmission Rights" means any and all rights to engage in a Live Transmission and directly related activity (for example, delayed transmissions, single re-transmissions, and support shoulder programming.) For clarity, and without limiting the foregoing, Live Transmission Rights include the right to offer the Live Transmission Rights of an Event to mobile devices, tablets, computers, connected TVs, virtual reality viewing devices, hologram viewing devices, etc. For further clarity, without limiting the foregoing, the Live Transmission Rights of an Event could be included as part of what is commonly known as a “TV Everywhere offering,” and/or could be offered directly to consumers or delivered as part of any other type of offering now known or hereafter developed.

o)	"Live Transmission Contract" means any contract, agreement or other enforceable obligation, whether oral or written, entered into between NEM or a NASCAR Rights Affiliate and any other entity or entities, for the license, assignment or other transfer of any Live Transmission Rights. By way of illustration only, as of the Effective Date, NBC Universal Media LLC and Fox Broadcasting Company/Fox Cable Networks, Inc. are both parties to Live Transmission Contracts.

p)	"Live Transmission Income" means all monies actually received by NEM or a NASCAR Rights Affiliate pursuant to a Live Transmission Contract and attributed by NEM or a NASCAR Rights Affiliate to the Live Transmission of NASCAR National Series events during the calendar year in which an Event is held.

q)	“NEM” means NASCAR Event Management, LLC. which has been authorized by the National Association for Stock Car Auto Racing, LLC. (“NASCAR”) to grant certain NASCAR-owned and/or NASCAR-controlled rights to PROMOTER and perform certain obligations that are specified in this Agreement.

r)	"NASCAR Intellectual Property" means all trademarks, service marks, trade names, patents, copyrights, domain names, trade dress and the like owned by NASCAR, excluding Live Transmission Rights and Ancillary Rights and any work derived therefrom.

s)	"NASCAR Rights Affiliate" means any corporation, partnership or other legal entity that is (1) an affiliate or an assignee of NASCAR or controlled, directly or indirectly by NASCAR, and (2) engaged in the business of exploiting Live Transmission Rights or Ancillary Rights for purposes of generating Live Transmission Income and Ancillary Rights Net Income before Industry Expenses and after Income Tax Provision and performing all necessary activities incident thereto. NEM may arrange for, coordinate, supervise, determine, and/or control certain Event-related activity related to the immediately preceding, and/or act in other capacities relative to the Live Transmission Rights or Ancillary Rights as specified elsewhere in this Agreement, but NEM is not a NASCAR Rights Affiliate.

t)	"Official" means "Officials" and "Supervisory Officials" as those terms are defined in the Rule Book.

u)	“Primary Ancillary Rights” means any Ancillary Rights that are primarily or exclusively exploited directly in connection with the following Primary Ancillary Rights businesses:

i)	Production services offered in connection with the live performance of an Event including without limitation:

1.	Operation and provision of broadcast compound services at the Facility

2.	Capture and collection of audio-visual footage and other content

3.	Production of Event related programming for Live Transmission Contract partners and others

ii)	Indirect and/or offsite production services (e.g., Race Hub program, studio leasing)

iii)	Production of non-national series and other events

iv)	Other programming production services (e.g., Nickelodeon, documentaries, etc.)

v)	Production, distribution, sale or license of feeds of, or rights to, the Events for Live Transmission outside of the United States, its territories, possessions and commonwealths, plus Bermuda

vi)	Maintenance of audio-visual footage and photographs generated during Events including, without limitation, licensing to Live Transmission Contract partners and others

vii)	Licensing of audio content for satellite radio transmission;

viii)	Non-production services or activities provided by a NASCAR Rights Affiliate(s) for third-party entertainment projects.

Notwithstanding that Primary Ancillary Rights may include elements of or derived directly or indirectly from the Live Transmission of an Event, “Primary Ancillary Rights” does not include “Live Transmission Rights,” or “Secondary Ancillary Rights” or rights in or to NASCAR Intellectual Property or third party marks.

v)	“Primary Ancillary Rights Net Income before Industry Expenses and after Income Tax Provision” means the aggregate gross revenue earned by all NASCAR Rights Affiliates, during the calendar year in which an Event is held as a result of the exploitation of Primary Ancillary Rights, reduced by the aggregate of all reasonable deductions of all NASCAR Rights Affiliates related to Primary Ancillary Rights, including but not limited to ordinary business expenses, amortization, depreciation and federal, foreign and state income withholding and property taxes; provided however, that in no event shall Primary Ancillary Rights Net Income before Industry Expenses and after Income Tax Provision include Live Transmission Income or income, revenue or any other consideration received or generated by NASCAR or NEM for the license of, assignment of, or other transfer or rights in or to, any NASCAR Intellectual Property, including without limitation transfers in connection with the sale, advertising or promotion by NEM, NASCAR or any third party of products or services of any nature.

w)	“Entitlement Sponsor” means any and all Event entitlement sponsors or entities, any and all Event presenting sponsors or entities, and any and all names or designations created by PROMOTER or a sponsor of PROMOTER which designate the official Event title, whether pre-existing at the time of the execution of this Agreement or proposed thereafter, relative to the NEM-sanctioned Competition(s) that are part of an Event.

x)	"Rule Book" means the Rule Book published by NASCAR for NASCAR National Series events that is in effect at the time of an Event, and any amendments thereto and other special rules published by NEM, subject to NASCAR’s approval, specifically for an Event.

y)	“Secondary Ancillary Rights” means any Ancillary Rights other than those primarily or exclusively exploited as Primary Ancillary Rights that are exploited directly in connection with the following, Secondary Ancillary Rights businesses including without limitation:

i)       NASCAR.com and all NASCAR owned and/or operated digital offerings via any platform now known or hereafter developed;

ii)      Licensing and otherwise exploiting highlight footage and other audio-visual content on third party digital platforms;

iii)     Except as stipulated in Radio Rights Addendum to this Agreement, if applicable, and with the exception of satellite radio, the license of audio content to third parties;

iv)     The license of Ancillary Rights as part of fantasy games and similar content offered on NASCAR platforms and/or third party platforms

Notwithstanding that Secondary Ancillary Rights may include elements of, or be derived directly or indirectly from, the Live Transmission of an Event, Secondary Ancillary Rights does not include Live Transmission Rights, Primary Ancillary Rights or rights in or to NASCAR Intellectual Property or third party marks.

z)	“Secondary Ancillary Rights Net Income before Industry Expenses and after Income Tax Provision” means the aggregate gross revenue earned by all NASCAR Rights Affiliates, during the calendar year in which an Event is held, as a result of the exploitation of Secondary Ancillary Rights, reduced by the aggregate of all reasonable deductions of all NASCAR Ancillary Rights Affiliates related to Secondary Ancillary Rights, including but not limited to ordinary business expenses, amortization, depreciation and federal, foreign and state income withholding and property taxes; provided, however, that in no event shall Secondary Ancillary Rights Net Income before Industry Expenses and after Income Tax Provision include Live Transmission Income or income, revenue or any other consideration received or generated by NASCAR or NEM for the license of, assignment of, or other transfer or rights in or to, any NASCAR Intellectual Property, including without limitation transfers in connection with the sale, advertising or promotion by NEM, NASCAR or any third party of products or services of any nature.

aa)	“Series” means the NASCAR Cup Series, NASCAR Xfinity Series and/or NASCAR Camping World Truck Series as referenced on Exhibit 1 to this Agreement or any future modified, altered, changed or replaced name for the NASCAR Cup Series, NASCAR Xfinity Series and/or NASCAR Camping World Truck Series per Section 24.

bb)	“Series Logo(s)” means the Series logo by itself, or, the alternative Series logo employed by NASCAR in its reasonable discretion which may include multiple NASCAR and PROMOTER Premier Series sponsor logos, provided that, any use of an alternative Series logo may or may not include any Premier sponsor logo(s) which is not a sponsor for such Facility and has not executed a Premier sponsor agreement for the Event.

cc)	“NASCAR National Series” means one or more of the following NASCAR Series; NASCAR Cup Series, NASCAR Xfinity Series and/or NASCAR Camping World Truck Series as referenced on Exhibit 1.

NEM'S GENERAL OBLIGATIONS

2.       Sanction For Events. NEM hereby grants a sanction to PROMOTER for each Competition. So long as this Agreement is in effect and not terminated, PROMOTER shall organize, promote and hold each Event, including the Competition, in accordance with this Agreement.

3.       Conduct and Control Over Competition. NEM shall conduct the Competition, through its officers and designated Officials, in accordance with the Rule Book, this Agreement, the Official Entry Blank, and any amendments to the Rule Book and/or the Official Entry Blank. NEM shall have sole control over the conduct of the Competition in all of its phases, including, but not limited to, control of the racing surface, pits and pit lane, garage area, and NASCAR race control during all Competition-related activities, throughout the Event. Interpretation and application of the Rule Book are committed to NEM’s sole discretion, and are final and unreviewable except to the extent provided in the Rule Book. PROMOTER shall cooperate fully with NEM to permit it to conduct the Competition in accordance with this Agreement and the Rule Book.

4.       Postponement. NEM will consult with PROMOTER regarding postponement of a Competition, but the decision to postpone a Competition and the selection of the postponed date will be made by NEM and will be binding on PROMOTER. PROMOTER shall not publish or otherwise announce a postponement of the Competition and/or a postponed date for the Competition without the prior written approval of NEM. If PROMOTER makes such a publication or announcement without NEM’s prior written approval, it shall not be binding upon NEM or NASCAR and PROMOTER shall hold NEM and NASCAR harmless for any and all expense, loss or damage caused by such publication or announcement.

5.       Event Date. The Event date is listed in Exhibit 1 to this Agreement. The parties agree that the Event date shall be confidential until the earlier of 1) NEM announces the 2022 Series schedule, or 2) the date of the corresponding Series event at the Facility during the 2021 Series season.

6.       Adjustments to Enhance the Series and/or for the Orderly Conduct of the Sport. If and when a significant opportunity arises, NEM will advise and consult with PROMOTER as far in advance as practical regarding that opportunity and advise of any possible direct bearing on the Event(s) in this Agreement. NEM in its sole discretion will make any adjustments it deems necessary to enhance the Series and/or the Competition. Notwithstanding the foregoing, NEM may make routine adjustments necessary for the orderly conduct of the sport including, but not limited to: adjustments to Competitor award programs; adjustments to practice and qualifying procedures; adjustments to Event schedules, adjustments to race formats including, but not limited to, the distance of the race (provided however that any adjustments to the race distance listed in Exhibit 1 not caused by Force Majeure events is subject to the advanced consent of Promoter); adjustments to Event operational standards and/or other standards specified in existing Exhibits to this Agreement as industry standards change; adjustments to Event insurance requirements; adjustments to the type of fuel used in the racecars; adjustments to NASCAR testing policies; and so on.

PROMOTER'S GENERAL OBLIGATIONS

7.       Control and Maintenance of the Facility. PROMOTER represents and warrants that, in connection with each Event, it currently has and will maintain sole control of the Facility, and that it has and will maintain full authority to permit each Event to be conducted at the Facility. PROMOTER shall maintain the Facility in good repair at all times relevant to the Event, ready for use by Competitors, Officials, NASCAR, NEM, sponsors, and persons or entities involved in the Live Transmission of or creation or exploitation of Ancillary Rights at the Event. PROMOTER is solely responsible and liable for the safety of such persons while on, entering or leaving the Facility. PROMOTER warrants that the Facility is and will remain in a condition suitable for each Event, that the racing surface of the track will not be substantially altered or changed (whether by painting, sealing, resurfacing or otherwise) without the prior written consent of NEM and that the PROMOTER will advise NEM in writing in advance of any and all planned improvements or alterations to those portions of the Facility that are related to the Competition. If NEM determines that an NEM test is required at the Facility, and the Facility is available on the selected date(s), then PROMOTER shall make all necessary arrangements as required by NEM. Incremental costs, if any, to meet NEM requirements in regards to track and/or emergency response personnel, medical, and other staffing/equipment necessitated by the test, and/or an extraordinary cost (such as lighting if it is a night test), shall be identified and agreed to by both parties in advance, and shall not exceed normal market value. PROMOTER shall not charge NEM, NASCAR, Competitors or any third party vendors directly involved in the test a track rental fee or any other fees, except as described in the immediately preceding sentence. Unless approved by NEM in writing in advance, tests shall not be open to the public. If PROMOTER agrees to bear all the test-related incremental costs described above and any and all other costs PROMOTER may have related to advertising, promotion, ticketing, security for the public, etc. for the test, then NEM shall allow the test to be open to the public as follows: public access shall not include the garage area, pit lane or other restricted areas unless authorized in advance by NEM; PROMOTER may submit for advanced NEM approval designation of a restricted fan area in areas of the garage not needed for the test; PROMOTER may submit for advanced NEM approval certain restricted public access to the working areas of the garage during designated “cold” times or meal break. The maximum number of NEM tests which may be required during the term of this Agreement shall not exceed two (2), unless otherwise agreed to by PROMOTER and NEM. NEM test(s), if required, do not preclude or prevent other testing at the Facility scheduled by the PROMOTER, as long as such other testing is conducted in strict accordance with all NASCAR Testing Policies in effect at that time. NEM will provide PROMOTER with a copy of the applicable 2022 Testing Policies when they become available and also make PROMOTER aware of any future amendments that occur during the Term of this Agreement.

8.       Repairs and Upgrades to the Facility. Upon request, PROMOTER shall provide NEM or its designated representative(s) full access to the Facility. If NEM determines that the Facility or any part of it is in a condition unsatisfactory for an Event, including without limitation the surface of the racetrack, barriers, fencing, retaining systems, SAFER barrier systems, the garage area, the pit area, race control, timing and scoring areas, registration areas, Fiber Optic Connectivity regarding the conduct and control of the Competition, the Live Transmission of or creation or exploitation of Ancillary Rights at an Event, and/or media, and areas, structures or equipment used for the Live Transmission of or the creation or exploitation of Ancillary Rights at an Event, PROMOTER shall repair, replace or upgrade the unsatisfactory portion to the satisfaction of NEM. Subject to existing contractual obligations and restrictions, Promoter will use commercially reasonable efforts to provide wireless connectivity to fans attending the Event within the grandstand seating area, infield and midways (such as through multi-carrier cellular antenna systems and/or Wi-Fi during each Event and shall provide reliable internet access by either cellular antenna systems, or Wi-Fi or ethernet to the NASCAR credential trailer and the driver/owner lot during each Event. NEM acknowledges that, subject to existing contractual obligations and restrictions, Promoter may provide such connectivity temporarily for the Event and Promoter acknowledges that such connectivity does not require permanent installation, provided that the connectivity experience for fans will be at a level similar to other professional level sports stadiums, including the ability for fans to engage with all social media platforms. If NEM determines that it is necessary to resurface the racetrack, such resurfacing shall be completed by PROMOTER sufficiently in advance of an Event to allow for tire and private car testing in strict accordance with all NASCAR Testing Policies in effect at that time. If NEM determines that there is insufficient time to place the racetrack, or any other portion of the Facility, in a condition suitable for an Event, NEM may postpone or cancel the Event. Notwithstanding the foregoing or any other term of this Agreement, PROMOTER is solely responsible for the safety of the Facility and is solely liable for injury or damage caused by or arising out of the condition of the Facility.

9.       Compliance with Laws. PROMOTER shall comply with all local, state, federal and foreign laws and regulations applicable to the organization, promotion and occurrence of each Event and shall obtain all necessary licenses, permits or other governmental approvals required for each Event. PROMOTER shall make all appropriate filings of forms or other documents required by federal, foreign, state or local laws in connection with each Event.

10.    Control of and Responsibility for the Public. PROMOTER is solely responsible and liable for the safety of the public during an Event. PROMOTER shall furnish adequate facilities, personnel (including security personnel), equipment and services for accommodating and controlling the public and adhering to NEM’s required security standards during each Event in accordance with Exhibit 7, as it may amended from time to time. PROMOTER is solely responsible for the condition, actions and operations of such facilities, personnel, equipment and services before, during and after each Event.

11.    Personnel and Equipment for the Conduct of an Event and Live Transmission and Ancillary Rights Activities. PROMOTER shall provide access to the Facility for any person or entity involved in the conduct of an Event, including without limitation NEM employees, agents and Officials, and shall furnish adequate facilities, support personnel, equipment, and related security, for use by NEM in the exercise of NEM’s rights and obligations, as they may be requested by NEM from time to time, including but not limited to facilities for office administration, registration, timing, scoring, car inspection, race direction, and officiating, as well as furnish all mutually agreed-upon necessary phone and Internet connections. PROMOTER shall also provide access to the Facility for any NASCAR employee(s) or agent(s), and any person or entity involved in the Live Transmission of or the creation or exploitation of Ancillary Rights at an Event, and adequate facilities, support personnel, equipment, and related security, for use by such persons or entities in the performance of their duties, as they may be requested by NEM from time to time. Without in any way limiting the foregoing, PROMOTER shall, with respect to each Event:

a)	provide one (1) or more television monitors (if not already provided by NEM), in locations to be specified by NEM, with all related equipment necessary for such monitors to be connected to video and audio equipment used by the entity principally involved in the Live Transmission of an Event, in order to provide to NEM Officials live video on such monitors and the ability to switch instantaneously its view on the monitors among the different camera locations used by such entity, at all times during each Event when all or a portion of an Event is being videotaped, broadcast, monitored and/or recorded;

b)	provide NEM with two (2) pace vehicles with automatic transmissions, each with the NASCAR mark or logo (as designated by NEM) displayed on the side in a manner and size which is visible to all persons on the racetrack, in the viewing area and in all locations where NEM Officials are visually monitoring each Event; such pace vehicles must be only from one of the brands of the approved Competition Manufacturers as defined in Section 20 of the NASCAR Rule Book unless otherwise approved by NEM;

c)	provide NEM prior to each Event with a list of the track radio frequencies to be used for that Event, including but not limited to frequencies to be used for maintenance, police and security personnel;

d)	cooperate with NEM in pre-race and Victory Lane ceremonies, awards presentations and photographs, including without limitation ensuring that NEM has reasonable time immediately following the Competition for Victory Lane ceremonies, NASCAR awards presentations and NASCAR sponsor recognitions, and ensuring that the content and placement of the Victory Lane backdrop is pre-approved by NEM;

e)	have readily available quantities and types of oil dry acceptable to NEM when the track opens for practice and at all other times during each Event, and adequate personnel and equipment to spread the oil dry at NEM’s direction;

f)	provide personnel to secure the entry into the pits and garage areas during competition periods at NEM’s direction;

g)	provide personnel to secure the garage area on a continuous, 24-hour/day basis beginning the first day the Facility is open for inspection and ending when released by the Series Managing Director or other individual(s) designated by NEM;

h)	deliver to the garage area before the morning of raceday a minimum of 180 chairs for use by Competitors at the pre-race meeting; provide an enclosed, climate-controlled area of adequate size, as determined by NEM, in the garage area or reasonably near vicinity, as approved by NEM, in which NEM can conduct pre-race meetings, safety meetings and other assemblies during each Event and ensure that no pre-race activities are scheduled that would cause a disruption or distraction during the scheduled pre-race meeting.

i)	line and number each pit with appropriate paint, line and paint traffic lanes in the garage and garage area and fire lanes behind the active pit lane when and where needed, and repaint all start/finish, scoring, third turn and re-entry cutoff lines;

j)	coordinate with NEM all tours of the garage areas, including the times, number of participants and other arrangements;

k)	provide a suitable location (as determined by NEM) for a minimum of nine (9) large trailers containing NEM equipment and facilities, adequate electricity (including without limitation 220 volts 100 amps services with female range outlets for the NEM trailers), telephone (including a track phone extension) and water facilities as requested by NEM;

l)	coordinate with NEM to ensure that NEM has a minimum of ten (10) minutes immediately before, during or after driver introductions for NASCAR awards presentations (if applicable and as directed by NEM);

m)	provide a race control of adequate size, as determined by NEM, spotters stand, with an unobstructed view of the racing surface for the purpose of monitoring each Event by NEM personnel and others, with electricity, air conditioning, heat, telephone (including a track phone extension), a sufficient number of chairs (minimum of 14) with cushions for all operational personnel, television monitors for both feeds (as set forth in subsection 11.a), water facilities and other utilities, supplies and equipment as requested by NEM;

n)	provide a registration facility of adequate size in the garage area, with electricity, air conditioning, heat, telephone (including a track phone extension), chairs with cushions, water facilities and other utilities, supplies and equipment as requested by NEM;

o)	provide adequate trash receptacles in the garage and pit areas and coordinate with the Series Managing Director or other individual(s) designated by NEM the times for trash pickup by track personnel;

p)	provide adequate personnel to sweep and clean up the garage and pit areas on a daily basis;

q)	for each National Series race, provide adequate parking areas and parking passes/permits for a minimum of three hundred twenty- five (325) vehicles (which shall be inclusive of any season long passes issued by NEM to competitors), for the exclusive use of Competitors, NASCAR, and NEM Officials adjacent to or near the garage area, and an additional fifty (50) parking places and passes/permits in close proximity to the NEM observation booth to be used at NEM’s discretion;

r)	provide NEM with an observation booth no less than six hundred (600) square feet, air conditioned, heated, with electricity, television monitors, etc., with an unobstructed view of the racing surface and adequate seating for the purpose of monitoring each Event by NEM personnel and others, including all necessary admission tickets, a reasonable number of parking passes and, if need be, access stickers for personnel to gain admission to the observation booth, during each Event;

s)	for each National Series race, provide NEM with two hundred twenty-five (225) reserved choice grandstand admission tickets for each Event and, provided it is on a separate race day than the Event, two hundred (200) choice grandstand tickets for each NASCAR National Series Qualifying, such tickets to be delivered to NEM no later than thirty (30) calendar days prior to each Event;

t)	enter, and use its best efforts to cause any manufacturer of Event merchandise to enter, into a cross licensing agreement with NASCAR to use the NASCAR Marks (as defined in subsection 21.a) below) in conjunction with all Event merchandise;

u)	prominently display (by painting or otherwise) the Official Logos (as defined in subsection 21.a)i) in and around the Facility, and in all promotion of each Event, to NEM’s reasonable satisfaction:

i)	at all fan entries and main infield Facility entrances in some fashion such as flags and/or banners;

ii)	in an area inside the track, such as the infield grass, such that it is highly visible to grandstand seating and from the air;

iii)	in the backdrop to Victory Lane and pre-race ceremonies;

iv)	on any and all print, social media, digital assets and television advertising promoting each Event (for social media and digital assets Promoter will include logos and hashtags where possible);

v)	on the front cover of each Event Program;

vi)	on any and all Event tickets, suite passes, and credentials;

vii)	in the Track Media Center and on all PROMOTER-owned media backdrops;

provided, however, that the Official Logos shall not, without NEM’s prior written approval, be placed in close proximity to a third party’s marks so as to create a commercial impression that the third party is associated with NEM, NASCAR or the NASCAR National Series;

v)	cooperate fully with nascar.com staff, including but not limited to prominently displaying (by painting or otherwise) the nascar.com address in an area of the track, such as the infield grass, that is highly visible to grandstand seating and from the air;

w)	cooperate fully with the NASCAR and NEM integrated marketing communications staffs;

x)	PROMOTER agrees to participate in a race team primary sponsor concept program with other NASCAR Cup Series and NASCAR Xfinity Series promoters. Promoters’ obligations include, but are not limited to, 1) designating a single point of contact for participating race teams with regards to purchasing suites, non-suite hospitality assets, hospitality-related tickets and midway display space for participating NASCAR Cup and Xfinity teams’ primary sponsors, 2) providing fair, consistent and competitive pricing for requested Track assets (consistent with Promoters typical sales practices), 3) a commitment to participate in participating race team sponsor negotiations regarding Track inventory where appropriate and 4) the creation of a concierge program/welcome committee for new incoming participating race team primary sponsors. PROMOTER participation in such program shall be subject to asset availability and subject to existing category exclusive sponsorship restrictions.

In order to participate in this program, a race team’s obligations to PROMOTER are the exclusive utilization of the program for the purchase of assets included in the program, and an agreement that neither participating race teams nor agencies engaged by participating race teams or team sponsors shall seek pricing from or negotiate with anyone but the PROMOTER’s designated single point of contact or the person assigned by PROMOTER for any of the above Track inventory. If a race team fails to make exclusive use of the single point of contact, then PROMOTER may exclude such race team from this program in the future.

y)	cooperate fully with any entity involved in the exploitation of Live Transmission Rights or Ancillary Rights ("Entity"), including but not limited to:

i)	providing reasonable access to the Facility for the purpose of facilitating the Entity’s transmission, or recording of an Event (including free parking for any and all Entity employees and equipment), including but not limited to providing reasonable space and locations as determined by the Entity for its announcers, and for the installation and operation of all microphones, television cameras, and related equipment to be used by such Entity in connection with its production and transmission (including satellite uplink), and a period of time during each Event as determined by NEM (but no more than two (2) hours) within which Entity can conduct such installation and operation unimpeded and uninterrupted;

ii)	supplying and assuring the availability of such electrical power as is necessary to operate such equipment and all necessary lighting for a first quality television production in color;

iii)	permitting the Entity to install, maintain, and remove from the Facility such wires, cables, and equipment as may be necessary for each Event;

iv)	permitting installation of announcers’ booths, camera platforms, and similar structures for the facilitation of broadcast productions and/or transmissions of motorsports events and provide and install permanent camera platforms for standard camera locations as reasonably directed and designed by the Broadcast Partner or NEM. NEM shall cause the broadcast partner and its contractors to comply with all applicable laws and codes related to any such structures, including but not limited to all applicable OSHA and disability standards. NEM shall use best efforts to work with the Broadcast Partner to provide reasonable notice of any changes to the camera locations;

v)	providing adequate and necessary space for any mobile units, trailers and other necessary support units required by the Entity for the transportation and maintenance of equipment and personnel by the Entity, including, but not limited to, a fenced and secured television compound in reasonably close proximity to the racing surface and the announcer booths of no less than sixty-two thousand five hundred (62,500) square feet in total area and, if possible, laid out in one contiguous square with minimum dimensions of two hundred fifty (250) feet by two hundred fifty (250) feet, for locating broadcast mobile units, support units, office units, satellite uplinks, catering, golf cart parking, generators, timing and scoring apparatus trailer, and other related equipment and supplies; and a separate, suitable, secured area in the infield (as applicable) for mobile studio facilities and other transmission-related units and equipment, equipped with paved, or reasonable equivalent areas, fencing, potable water and lighting. NEM shall use best efforts to work with the Broadcast Partner to provide reasonable notice of any changes to the broadcast compound locations;

vi)	providing a booth across from the Start/Finish line with an unobstructed view of the racing surface up to current network broadcast standards, and use best efforts to provide a second booth meeting the same criteria listed herein and adjoining to the first booth if possible, with a clear view of the entire track, with sufficient space to accommodate a minimum of five (5) people (the booth shall be at least twenty (20) feet wide and ten (10) feet deep with a counter twenty (20) inches deep), air-conditioned to sixty-eight (68) degrees Fahrenheit, adjustable sun screens or removable tinting on all exterior windows, black interior walls, as sound proof as practical, wired for one hundred-twenty (120) volts AC with outlets on the front and side walls, with five (5) chairs with back support, tables, monitor tables, and with door(s) that can be locked and secured;

vii)	cooperating with NEM and any Entity to ensure exclusive, and if necessary secure or encrypted, radio frequencies;

viii)	providing meaningful advanced consultation with NEM and the Entity prior to each Event regarding any talent including, but not limited to, pre- and/or post-race concert performer(s), national anthem performer(s), invocation deliverer(s), grand marshal(s), engine start command deliverer(s), honorary starter(s), celebrities, sports figures, political representatives and/or guests who might take part in pre-race ceremonies, or others with whom PROMOTER arranges for or contracts with to participate in that Event; and

z)	with respect to any Entity transmitting the Live Transmission, in addition to the requirements of subsection 11.x) for each National Series race PROMOTER shall:

i)	provide a maximum of three hundred (300) choice complimentary tickets for the Competition and all other activities during each Event, provided that NEM shall require the Entity to notify PROMOTER of the number of such tickets it requires not later than ninety (90) days prior to the date of each Event;

ii)	provide use of one (1) standard luxury track suite, and use commercially reasonable efforts to provide a second standard luxury track suite, for the Competition and all other activities during each Event including all necessary suite passes and suite parking;

iii)	prominently display Entity’s (or joint Entity/NASCAR) logo painted in an area inside the track, such as the infield grass, such that it is highly visible to grandstand seating, television cameras and from the air and also display four (4) standard size signs, to the Entity's specifications within the Facility, subject to the reasonable approval of PROMOTER and NEM;

iv)	provide such Entity with one (1) full page four (4) color advertisement in each Event Program;

v)	cooperate fully with any and all requests made by NEM with respect to regional and local TV coverage, including but not limited to allowing such Entity to have absolute priority with respect to camera and announcing positions, ensuring that local TV crews do not in any way interfere with such Entity’s production, ensuring that such local TV coverage will be limited to no more than one and one half (1 ½) minutes of action of competition, which will not be broadcast until completion of such Entity’s first telecast of the Competition (including the pre-race and post-race shows) and not later than ninety-six (96) hours following the completion of the Competition, and ensuring local TV crews do not provide footage to any regional or national network or news feed;

vi)       permit such Entity, if requested in a timely manner, to purchase Event hospitality chalets;

vii)	refer the title sponsor of each Event to the broadcast partner for the purposes of helping to facilitate the title sponsor buying advertising in the telecasts of that Event; NEM shall in turn cause the NASCAR Rights Affiliate to include in the Live Transmission Contract(s) provisions that (a) prohibit the Entity from identifying each Event by any name other than the official event title of that Event, as designated by the PROMOTER, or identifying the Facility by any name other than its official name, as designated by the PROMOTER, subject to Entity’s broadcast standards and practices and NEM’s approval of Entitlement Sponsor(s) in accordance with Section 25, (b) require the Entity to identify each Event by its official event title, as designated by the PROMOTER, excluding any presenting sponsors, at least once during the opening segment of the telecast and thereafter at least once during each hour of the telecast of that Event, subject to Entity’s broadcast standards and practices and NEM’s approval of Entitlement Sponsor(s) in accordance with Section 25, and (c) prohibit the Entity from superimposing, inserting or otherwise incorporating on-screen any electronic or “virtual” signage, promotion or other commercial designation that alters for the television viewer the actual appearance of the Facility or any portion thereof without the prior written approval of PROMOTER and NEM (e.g., if the parties agree that a Premier Sponsor shall have the right to advertise with virtual signage);

viii)	at least ninety (90) days prior to each Event, send such Entity and NEM and any international telecaster scheduled to be transmitting from the Facility a list naming all musical compositions scheduled to be played during the Competition or at any other time when such Entity or international telecaster is scheduled to be transmitting from the Facility in connection with that Event, which shall include the title of each composition and the name of the composer, publisher, copyright holder, and performing rights holder; and if such Entity is unable to transmit such composition with respect to the Live Transmission of an Event without additional expense and authorizations, PROMOTER agrees (a) to obtain, at PROMOTER’s expense, authorization to transmit such composition or (b) not to play such composition at a time when the Entity is scheduled to be transmitting from the Facility in connection with that Event;

ix)	insure that the Start/Finish line is newly painted prior to the start of the Competition.

x)	Upon request by NEM, provide any Live Transmission Entity the right to have one (1) promotional display space area, at no cost to the Entity or NEM, to promote and do marketing or other activation related to such Entity’s over-the-top (“OTT”) product, including, without limitation, a right to do on-site sign up for the OTT product, fan data acquisition, provide free trials, etc.

12.    Fire and Medical Equipment and Personnel. PROMOTER shall provide adequate facilities, personnel, equipment and services, including without limitation cleanup crews, towing and flatbed wreckers, jet dryers, ambulances, emergency vehicles, medical evacuation helicopter, fire trucks for fire protection and on-site medical services for Competitors, Officials, the public and others in connection with each Event, all of which shall be on-site and in a state to be fully operational prior to the commencement of the Competition. PROMOTER shall adhere to NEM’s required track services event standards and medical standards during each Event in accordance with Exhibit 7, as it may be amended from time to time, and make advance arrangements with local hospitals and physicians for the prompt, efficient and appropriate treatment of any and all injuries occurring during each Event. NEM may, at its sole cost and expense, utilize the NASCAR track drying system to dry the track in the event of inclement weather.

13.    Security For Pit and Garage Area. PROMOTER shall furnish adequate security personnel and equipment (in addition to the requirements of Sections 10 and 11) in the pit and garage area. PROMOTER shall limit access to such areas before, during and after each Event solely to authorized individuals (who must have NEM-approved credentials) and equipment. Minors shall not be allowed in the pits during pit lane “hot” times as designated by NEM. The PROMOTER will ensure that all persons who enter restricted areas such as the garage and pits as guests of the PROMOTER or otherwise, sign the standard Release and Waiver of Liability and Indemnity Agreement and, upon request by NEM, provide copies of the signed Releases to NEM. PROMOTER is solely responsible and liable for the actions of security personnel, provided, however, that PROMOTER shall ensure that all such security personnel will abide by such directions or comply with such requests as NEM may issue or make from time to time. PROMOTER will permit any current, valid NASCAR-licensed members, NEM guests, NASCAR guests, and/or any other persons designated by NEM access to the Facility or portions of the Facility in accordance with the type of credential issued to them by NEM. Pursuant to any exploitation of Live Transmission Rights or Ancillary Rights, NEM shall administer and coordinate Event access for all non-news media, but may assign such responsibility to a NASCAR Rights Affiliate(s).

14.    Business Responsibilities Relating to Promotion. PROMOTER shall perform all obligations imposed on it by this Agreement, including all obligations to provide cooperation, tickets, passes, services and support equipment set forth in Section 11 of this Agreement, at its own expense, without contribution by NEM or NASCAR. PROMOTER assumes and will perform all business responsibilities in connection with the promotion of each Event (except as otherwise provided by this Agreement), including without limitation business organization, promotional activities, management, general business affairs, ticket sales, Facility operation and press accommodations.

15.    Other Track Activities. PROMOTER shall not schedule or permit any private race car practice or test runs at the Facility for the seven (7) calendar days immediately preceding the first day of official practice for each Event without prior written approval by NEM. At all times during the calendar year of an Event, PROMOTER agrees to adhere to all terms and conditions of all NASCAR Testing Policies, as they may be amended from time to time. PROMOTER shall be given a copy of all applicable Testing Policies in place as of the Effective Date of this Agreement, and shall be provided upon their release with any updates that occur during the Term. PROMOTER shall not schedule or permit any other entertainment activities at the Facility during any Event without prior written approval by NEM. PROMOTER shall notify NEM at least thirty (30) calendar days prior to each Event of its intention to conduct or permit any such activities. NEM may at its discretion grant its approval with or without condition, but it shall not unreasonably withhold or condition its approval. Except with respect to scheduling as set forth herein, NEM shall have no responsibility or liability with respect to such activities, and PROMOTER shall be solely responsible and liable for such activities. The entertainment activities covered by this Section include without limitation other motorsports events, thrill shows, live performances and/or helicopter rides. In recognition of the importance and stature of the Event and the Series, the financial significance of agreements with NASCAR Rights Affiliates, and the sanction granted under this Agreement, during the Term of this Agreement PROMOTER covenants not to promote, host, conduct or stage, nor allow any third party(s) to promote, host, conduct or stage, a stock car racing event at the Facility that attempts to duplicate, emulate, imitate, copy, simulate and/or mimic the NASCAR National Series; or uses the same or similar race vehicles, rules, competitors, trademarks, trade dress, and/or “look and feel” of the NASCAR National Series; or would create confusion in the public; or would in any way dilute the stature, impact and value of the NASCAR National Series, NASCAR, NEM, NASCAR Rights Affiliates and others. It is understood that the breach or threatened breach of the provisions of this Section will immediately cause irreparable harm to the NASCAR National Series, NASCAR, NEM, NASCAR Rights Affiliates and others and that any remedy at law for such breach will be inadequate. Accordingly, in addition to any other remedy that NASCAR, NEM, NASCAR Rights Affiliates and others may have, it shall be entitled to temporary, preliminary and permanent injunction or other equitable relief restraining any breach or threatened breach, without any bond or other security being required and without the necessity of showing actual damages. If, despite the harm that would be incurred by NASCAR, NEM, NASCAR Rights Affiliates and others, any court construes any of the covenants in this Section to be too broad, the court shall have the authority to reduce the duration, geographic area or scope of prohibited activities to the extent necessary so that the provision is enforceable (and the provision, as reduced, shall then be enforced). In addition, without in any way limiting the foregoing or in any way limiting NEM’s and/or NASCAR’s other options and remedies under Section 34, NEM may determine any and all dilutive financial effects on Live Transmission Income and Ancillary Rights Income for the Event and for the Series for such a breach or threatened breach and deduct that amount from any payments due to PROMOTER under this Agreement.

OFFICIAL ENTRY BLANK AND AWARDS

16.    Preparation and Publication of Official Entry Blank. NEM shall compose, print, publish and distribute the Official Entry Blank ("OEB") for each Event. The OEB shall be the sole official statement as to the date, place, schedule and length of each Event, the eligibility requirements for Competitors, and monetary and non-monetary awards. PROMOTER shall not publish an official or unofficial entry blank or supplement, or any other form setting forth monetary or non-monetary awards, without prior written approval from NEM. PROMOTER shall not advertise or otherwise disseminate any information as to monetary or non-monetary awards for any Event other than those specified in the OEB or NEM-approved supplement for that Event. If PROMOTER engages in such publication, advertising or dissemination, PROMOTER shall hold NEM and NASCAR harmless for any and all loss, expense or damage arising out of such activity, and NEM at its option may also terminate the sanction granted by this Agreement and/or pursue any other remedies against PROMOTER.

17.    Additional Awards.

a)	If PROMOTER contracts for Additional Awards, then, subject to the provisions of Section 16, NEM may publish and distribute a supplement to an OEB posting the Additional Award(s).

b)	PROMOTER shall submit to NEM, no later than sixty (60) calendar days prior to the date of each Event, a list of any and all proposed Additional Awards for that Event. PROMOTER shall obtain NEM’s written consent prior to contracting for any Additional Award. NEM may reject a proposed Additional Award in its entirety, require different terms for the proposed Additional Award, or require a reallocation of the distribution of such an award among Competitors, if in NEM’s sole judgment the proposed award will not advance the nature of the competition, will have an adverse impact on that Event, or will be detrimental to the sport of automobile racing, NEM, NASCAR, any sponsors of that Event, or any sponsors of the NASCAR National Series. PROMOTER assumes full responsibility for, and will indemnify NEM and NASCAR against, any loss, expense or damage incurred as a result of NEM’s determination with respect to any proposed award arranged by or through PROMOTER. All Additional Awards are subject to independent verification by NEM.

18.    Unauthorized Awards. PROMOTER shall not offer an award of any kind, at any Event or any other NEM-sanctioned event, or any other non-NEM sanctioned event, which in any way utilizes or relies upon the points system, money standings, or any other NEM-sanctioned race related results, without NEM’s prior written approval. If PROMOTER offers such an award without NEM’s prior written approval, NEM may terminate the sanction granted by this Agreement and/or seek to prohibit or enjoin PROMOTER from offering such an award and/or pursue any other remedies available to it. If such an award is offered by a third party without NEM’s prior written approval, PROMOTER shall cooperate with NEM to prohibit or enjoin the third party from offering such an award. Cooperation by PROMOTER shall include, but is not limited to, the assignment of PROMOTER's rights to enjoin the third party. If PROMOTER, in NEM’s sole judgment, fails to cooperate fully with NEM to prohibit or enjoin such an award, NEM at its option may terminate the sanction granted by this Agreement and/or pursue any other remedies available to it.

PROMOTER'S FINANCIAL AND INSURANCE OBLIGATIONS

19.    NEM Event Fee. For each Event, PROMOTER shall pay to NEM, or its designated affiliate, acting as Paying Agent by wire transfer of funds (but not by ACH or other fund transfer methods), an amount equal to the NEM Event Fee for that Event set forth in Exhibit 1 to this Agreement, plus any other monies due NEM for that Event pursuant to this Agreement, unless otherwise directed by NEM in writing. Time is of the essence. If said monies and fees are not paid in the manner required and by the Payment Date for that Event specified in Exhibit 1 to this Agreement, NEM at its option may (a) terminate the sanction granted by this Agreement, (b) enforce collection of said monies and fees by suit or legal action, and/or (c) pursue any other remedies available to it. NEM shall provide wiring instructions to PROMOTER prior to each Payment Date. For each Event, NEM shall cause Paying Agent to: i) send to Competitors payments representing the drivers’ purses, awards and certain other monies to be paid in accordance with the Official Entry Blank for that Event, net of any withholding of applicable taxes, as directed by NEM; ii) retain any and all unpaid prize money, if applicable, for distribution in programs designed for the benefit of Competitors, as NEM may determine from time to time, and; iii) withhold and remit applicable taxes to applicable taxing authorities. Prior to each Event, PROMOTER shall assist NEM in identifying any and all local and/or state income taxing authorities which must be satisfied by Paying Agent relative to this Section. The Paying Agent shall withhold taxes and such collected taxes shall be paid by the Paying Agent to the appropriate taxing authorities as identified. The Paying Agent’s obligation to make payments under this Section shall at all times be conditioned upon the PROMOTER’s wire transfer of each NEM Event Fee in strict accordance with this Agreement, and nothing shall be construed to require the Paying Agent or NEM or NASCAR to advance its own funds for any purpose. All payments by all parties described in this Section shall be made in lawful money of the United States of America, unless otherwise specified herein.

20.    Insurance.

a)	Event Insurance. PROMOTER shall obtain and maintain comprehensive general liability insurance, with motorsports endorsements, that is acceptable to NEM for each Event from an insurance company that is acceptable to NEM for (i) spectator injury and property damage and (ii) participant legal liability, product liability and advertising liability with a minimum combined single limit equal to but not less than Fifty Million Dollars ($50,000,000.00) per occurrence, and liability insurance for medical professionals working on behalf of the Event with limits of not less than One Million Dollars ($1,000,000.00) per occurrence (unless NEM approves a lesser limit in writing prior to the Event). Such policy shall be written on an occurrence-based form with a carrier rated A- VIII or higher by the most current A.M. Best Key Rating Guide. NEM may require that PROMOTER obtain such insurance in greater amount or scope by providing notice to PROMOTER at least one hundred twenty (120) calendar days prior to the date of an Event. PROMOTER shall deliver to NEM at Daytona Beach, Florida no later than each respective Notification Date set forth in Exhibit 1 to this Agreement, a valid certificate of insurance and a certified true copy of all public liability insurance policies in force for each corresponding Event by submitting the documents to: NASCAR-NEM@certfocus.com. In all such policies and in all other liability policies obtained and maintained by PROMOTER and PROMOTER's parents and affiliated company(ies), including without limitation all umbrella and excess liability policies, the following will be named as additional insured: NASCAR Event Management, LLC, National Association for Stock Car Auto Racing, LLC, CL Bureau, Inc., Motorsports Charities, Inc., and each of their shareholders, directors, officers, employees, agents, Officials, members, parents and subsidiaries; all NASCAR Rights Affiliates; all Competitors; car sponsors; car owners, all sponsors for the Event or the series of which the Event is a part; suppliers, Toyota Motor Sales, USA, Ford Motor Company, ACCUS-FIA, and all third parties with whom NASCAR, NEM, or a NASCAR Rights Affiliate(s) has contracted with respect to the exploitation of Live Transmission Rights and Ancillary Rights (“NEM Additional Insureds”). All policies shall be primary regardless of insurance carried by NEM, NASCAR or other additional insureds, contain a cross liability endorsement acceptable to NEM, and include a waiver of subrogation in favor of the NEM Additional Insureds. If (a) PROMOTER fails to deliver such policies to NEM by each Notification Date, (b) the policies are not acceptable to NEM, or (c) PROMOTER fails to maintain such policies with the required minimum coverage throughout each Event, NEM at its option but at PROMOTER's expense may obtain the required insurance from an acceptable insurance company or NEM may terminate the sanction granted by this Agreement immediately and without notice to PROMOTER and/or pursue any other remedies available to it. NEM reserves the right to amend these insurance requirements (including the NEM Additional Insureds) due to significant changes in the insurance industry and/or regulations and will provide as much notice to PROMOTER as reasonably possible.

b)	Broadcast Insurance. NEM shall require the Entity providing the Live Transmission to maintain statutory and workers’, and broadcast and comprehensive general liability coverages for each Event. NEM shall require the Entity providing the Live Transmission to name PROMOTER and NEM as additional insureds on its broadcast and comprehensive general liability policies. These policies shall have a limit of at least One Million Dollars ($1 million) per occurrence and Two Million Dollars ($2 million) annual aggregate.

c)	NASCAR Insurance Plan. The NASCAR insurance plan (participant/accident coverage in place for NASCAR-licensed Competitors in NEM-sanctioned racing) is not applicable to and does not provide coverage for Competitors, whether NASCAR-licensed or not, in any non-NEM-sanctioned racing or other activities at the Facility during any Event that are not expressly listed in this Agreement or in a fully executed NEM sanction agreement pertaining to another NASCAR series running during the same Event.

ADVERTISING AND USE OF MARKS

21.    Cross Trademark Licenses.

a)	Grant of License by NEM. NEM hereby grants to PROMOTER a non-transferable, non-exclusive, royalty-free license to use, strictly in accordance with the terms of this Agreement, the NASCAR and Series Logo(s) marks listed on Exhibit 3 to this Agreement (collectively, the "NASCAR Marks"), as they may be amended, added, and/or deleted from time to time, in connection with the publicity, promotion and advertising of each applicable Event. This license shall terminate upon the expiration or termination of the sanction granted by this Agreement.

i)	Terms and Conditions of Use. PROMOTER shall display the official NASCAR logo, the Series Logos (with such Series Logo(s) use to be at NEM’s direction) and the phrase "NASCAR Cup Series Championship Event" (as applicable) (collectively, the "Official Logos") in all publicity, advertising, tickets and promotion relating to each Event, in accordance with subsection 11.u) of this Agreement. The number and specific location of such displays and the color and size of the Official Logos shall be subject to NEM’s approval, and PROMOTER shall abide by and comply with all determinations and directives of NEM with respect to such matters. NEM may disapprove and prohibit PROMOTER's actual or intended use of the NASCAR Marks in any location, media or publication if NEM determines that such use is or will be detrimental to NEM, NASCAR, to an Event, to the series of which each Event is a part, or to the sport.

ii)	Limited Authorization. This license does not authorize PROMOTER to use the NASCAR Marks in its corporate business or firm name and title nor to use or permit the use of the marks other than in accordance with the terms and conditions of this Agreement.

iii)	Indemnity. NEM hereby agrees to indemnify PROMOTER from any claims or loss arising out of PROMOTER's use of the NASCAR Marks in accordance with the terms and conditions of this Agreement.

iv)	Structure of the NASCAR National Series Championship and Related Terminology. NEM, at its sole discretion, will determine both the overall and event-specific structure of the NASCAR National Series. This includes, but is not limited to, the structure and make-up of specific portions of the racing season for each individual Series (i.e.; “NASCAR Playoffs, Dash for Cash”); the NASCAR marketing calendar for industry-wide initiatives (i.e.; “NASCAR Salutes”; “NASCAR Day”, etc.); the All-Star weekend; the Championship Weekend; Series-related pre-season, season, and post-season events (i.e.; “NASCAR National Series Awards”); any adjustments to the annual Calendar as outlined in this Agreement; and other structural and promotional elements related to the conduct of and for the benefit of the Series as a whole. Irrespective of where each Event falls within each overall or specific segment of an annual Calendar or calendar of Series-related events, Promoter will at all times use the correct branding terminology, as determined by NEM, when referring to the above. The foregoing does not limit the PROMOTER’s ability to sell Event entitlement, or the entitlement of competition elements such as time trials or practice runs, or to use the name of the Entitlement Sponsor in connection with an Event, subject to NEM approval as outlined in this Agreement.

b)	Grant of License by PROMOTER. PROMOTER hereby grants to NEM and NASCAR a non-transferable, non-exclusive, royalty-free license to use and sublicense, strictly in accordance with this Agreement, PROMOTER's Marks listed on Exhibit 4 to this Agreement (collectively, the "PROMOTER's Marks") in connection with publicity, promotion and advertising of each Event and the NASCAR National Series, the publicity, promotion and advertising of the NASCAR Hall of Fame, and the exploitation of Live Transmission Rights and Ancillary Rights. This license shall be perpetual with respect to the exploitation of Live Transmission Rights and Ancillary Rights and the publicity, promotion and advertising of the NASCAR Hall of Fame; with respect to all other rights, this license shall terminate upon the expiration or termination of the sanction granted by this Agreement.

i)	Terms and Conditions of Use. NEM and NASCAR shall have the right to use and sublicense PROMOTER's Marks in connection with publicity, promotion or advertising of each Event and the NASCAR National Series, and the exploitation of Live Transmission Rights and Ancillary Rights, provided, however, that NEM or NASCAR shall not, without the prior written consent of PROMOTER, use or sublicense the use of PROMOTER's Marks on the branding of any retail package product, unless otherwise expressly permitted in this Agreement.

ii)	Limited Authorization. This license does not authorize NEM or NASCAR to use PROMOTER's Marks in its corporate business or firm name and title nor to use or permit the use of PROMOTER's Marks other than in accordance with the terms and conditions of this Agreement.

iii)	Indemnity. PROMOTER hereby agrees to indemnify NEM and NASCAR from any claims or loss arising out of NEM’s or NASCAR's use of PROMOTER's Marks in accordance with the terms and conditions of this Agreement.

22.    Limited Assignment of Certain Other Rights. Solely to the extent that any other person or entity grants to NASCAR rights to use and sublicense their name(s), picture(s), likeness(es) or performance(s) in connection with an Event, and NASCAR has sublicensed these rights to NEM, NEM hereby grants to PROMOTER a non-exclusive sublicense to use such name(s), picture(s), likeness(es) or performance(s) for the purpose of publicizing, promoting or advertising that Event, but not for the purpose of exploiting Live Transmission Rights or Ancillary Rights. Notwithstanding the foregoing, NEM may disapprove and prohibit PROMOTER's actual or intended use of such name, picture, likeness or performance if NEM determines that such use is or will be detrimental to NEM, to NASCAR, to an Event, to the Series of which that Event is a part, or to the sport. PROMOTER understands and acknowledges that, as of the Effective Date of this Agreement, such rights are normally granted to NASCAR on an annual basis and are normally applicable only to that calendar year.

23.    Misrepresentations. PROMOTER shall make no misrepresentations of fact in connection with publicizing, promoting or advertising any Event. If such a misrepresentation is made (a) PROMOTER shall promptly correct the misrepresentation through a subsequent PROMOTER publication, (b) NEM may correct the misrepresentation itself through an NEM publication or through an agent at PROMOTER's expense, (c) NEM may terminate the sanction granted by this Agreement, and/or (d) NEM may pursue any other remedies available to it.

24.    Cooperation with Sponsors. PROMOTER acknowledges that each Event is part of the NASCAR National Series. PROMOTER shall cooperate fully with NEM, with the Series sponsor(s) (if applicable), and with any other company that has contracted with NASCAR to sponsor awards/prize money, programs or platforms (including, without limitation, the Pole Award or the Rookie-of-the-Year Award or successor awards and programs) that are based in whole or in part on a Competitor's participation in Events, in connection with those sponsors' or partners’ activities, if any, during each Event. PROMOTER, on its own and at the request of NEM, will use its commercially reasonable efforts to feature such sponsors/partners prominently in all of PROMOTER's advertising, publicity and promotion in connection with each Event, and no competitor of such a sponsor/partner shall be featured therein more prominently than such sponsor/partner. PROMOTER shall take no action that, in NEM’s sole determination, will jeopardize the maintenance or continuation of such sponsorships. In the event that the Series title sponsorship or official fuel supplier changes after the Effective Date of this Agreement and prior to the conclusion of an Event, PROMOTER will not renew, extend or enter into any new agreement with any sponsor that represents a conflict with rights granted consistent with this Agreement to a Series sponsor (if applicable) or official fuel supplier during any Event, except as otherwise allowed by agreement with such sponsor. The determination of what constitutes a conflict shall be at NEM’s sole discretion. Subject to the provisions below, PROMOTER will use its best efforts to resolve all existing sponsor conflicts, if any, relative to these categories in an expeditious manner. PROMOTER will maintain an inventory of at-track and Event-related benefits equivalent to those provided by the PROMOTER to past Series sponsors for the availability of any new Series sponsor (if applicable) for acquisition as part of an Event Placement Package (“EPP”), with such prices or consideration to be at fair market value unless such new Series sponsor would place PROMOTER in breach of a then existing exclusive sponsorship. In the event that any new Series sponsor does not acquire an EPP, then PROMOTER shall still be required to deliver those assets and benefits provided in Sections 11(u) and 21 of this Agreement; provided however if such new Series sponsor does not enter into an EPP with PROMOTER, and notwithstanding anything to the contrary herein, the Series Sponsorship Category shall then be deemed non-exclusive and PROMOTER shall be able to sell at-track and other promotional inventory to a sponsor which conflicts with the Series Sponsorship Category, and such sales shall not be deemed a breach of the Sanction Agreement. PROMOTER will maintain the full inventory of at-track and Event-related benefits provided by the PROMOTER to the current official fuel supplier for the availability of a new official fuel supplier, provided that the new official fuel supplier shall enter into a licensing agreement with the PROMOTER with respect to such rights. PROMOTER shall permit the use of the PROMOTER’s Marks by any new Series sponsor (if applicable) and by any new official fuel supplier for the purposes of reporting, promoting, publicizing, and advertising each Event, the Series, and/or the new Series sponsor’s or new official fuel supplier’s product/service affiliation with the Events and/or the Series.

In the event NEM should provide notice of a change in Series sponsor(s) or official fuel supplier, PROMOTER shall without delay, condition, or objection: (i) fully cooperate with and support NASCAR, NEM, and the NASCAR Rights Affiliate(s), as applicable, in effecting such change as may be requested by NASCAR or NEM; (ii) fully accommodate and be subject to any new rules or other requirements resulting from or arising from or otherwise related to such change; (iii) continue to otherwise comply with the terms and conditions of this Agreement without interruption, delay, or otherwise taking into consideration such change, and (iv) use the new name and related logos or marks in all communications, advertising, publicity and promotion relating to each applicable subsequent Event. Provided however, such new Series sponsor(s) shall not receive any benefits except as set forth in Sections 11(u) and 21 of this Agreement, unless such new Series sponsor(s) enters into an agreement with or on behalf of PROMOTER for rights and benefits beyond those set forth in Sections 11(u) and 21 of this Agreement. PROMOTER will use best efforts to enter into an agreement with the new Series sponsor(s) to implement any sponsor related activation or branding. PROMOTER further agrees that the definition of “Official Logo” and other similarly affected definitions and references in this Agreement as a result of such change to the name or sponsor of the Series (if applicable) as contemplated above shall accordingly be deemed similarly changed to take into consideration any such change to the name or sponsor of the Series as contemplated above, and PROMOTER shall thereafter comply with all provisions of this Agreement, taking into consideration such deemed changes to such definitions and references. NEM or NASCAR shall not be liable under this Agreement to the PROMOTER or any third party for any consequential, incidental, indirect, loss of revenues or profits due to such re-branding of the Series.

In the event that NEM does not employ a Series sponsor during the Term, the parties hereto and/or their Affiliates shall engage in a good faith negotiation to execute a separate agreement to accommodate the marketing rights and obligations of a Series-related sponsorship replacement model that benefits each party hereto (e.g., the Premiere Sponsorship Platform). PROMOTER agrees that any benefits being delivered to the Series Sponsor under Sections 11(u) and 21 of this Agreement as of the date of execution shall be provided to the new Premier Sponsor or, alternatively, to NEM’s Premier Sponsor(s), subject to existing contractual exclusivity restrictions of PROMOTER, which PROMOTER agrees to use commercially reasonable efforts to resolve and/or minimize. In the event that any new Premier Sponsor does not desire any element of the inventory or reserved benefits or does not enter into an agreement that includes the payment of fair market value consideration to Promoter after good faith negotiations between the parties and notwithstanding anything to the contrary herein, the Premier Series Sponsor sponsorship category of any such Series-related sponsor shall then be deemed non-exclusive and PROMOTER shall be able to sell at-track and other promotional inventory to a sponsor which conflicts with such Premier Series Sponsor sponsorship category, and such sales shall not be deemed a breach of the Sanction Agreement. If a new Series Sponsor of Premier Sponsor(s) does not enter into a separate agreement that includes Promoter, any such Premier Sponsor shall receive only those benefits set forth in Sections 11(u) and 21 of this Agreement, and such Sponsor(s) logos and marks may be used solely in connection with the Series or Official Logos, and may not be used in a stand-alone manner.

25.    Approval of Advertising and Sponsors. It is imperative that NEM events and industry sponsors reflect of the image of NASCAR as one of the world’s most successful and exciting sports entertainment properties and that fans feel comfortable and welcome attending or watching NEM events. Therefore, NEM reserves the right to approve or disapprove any advertising, sponsorship or similar agreement in connection with any Event. PROMOTER must submit to NEM for NEM’s reasonable pre-approval any and all Entitlement Sponsors. NEM shall be required to keep the identity of any such prospective Entitlement Sponsor prospect strictly confidential at all times, sharing the identity of any such prospective Entitlement Sponsor only with NEM or NASCAR personnel directly involved with the approval process, and provide such approval or disapproval in writing within three (3) business day after receipt by NEM of the submission by PROMOTER to NEM. NEM’s failure to respond shall be deemed an approval. PROMOTER shall make such submission in a timely fashion to NEM per Section 44, but not later than thirty (30) days prior to an Event unless PROMOTER’s agreement with such sponsor is only consummated within that time window. NEM confirms that only internal NEM or NASCAR personnel will be involved in the process of making the approval or disapproval determination. NEM’s approval shall not be unreasonably conditioned, delayed or withheld, and NEM further agrees that it will disapprove of a prospective Entitlement Sponsor only if such prospective Entitlement Sponsor’s brand has been tarnished by, controversy, crisis or circumstance such that its association with the Event or Events would damage the NASCAR brand or the image of the sport, or the Entitlement Sponsor’s brand would violate the network’s broadcast standards and practices or if, because, prospective sponsor’s brand has been tarnished by, controversy, crisis or circumstance it would damage the network’s ability to sell advertising for the live Event transmission(s).

Previously approved sponsors shall continue to be deemed approved, unless, in NEM’s sole reasonable discretion, the Entitlement Sponsor’s brand has become tarnished by, controversy, crisis or circumstance such that its association with an Event would damage the NASCAR brand or the image of the sport, or the continued use of the Entitlement Sponsor’s brand would violate the network’s broadcast standards and practices or if, because the existing sponsor’s brand has now become tarnished by, controversy, crisis or circumstance it would now damage the network’s ability to sell advertising for the live Event transmission(s).

NEM will work with all affected parties to mitigate the impact of a revocation of a previously approved Entitlement Sponsor including but not limited to, considering a modified sponsorship, considering the substitution of another brand owned by the Entitlement Sponsor, reconsidering the sponsorship at a time when the Entitlement Sponsor brand image has recovered or no longer violates the broadcaster’s standards and practices or damages their ability to sell advertising for the live Event transmission(s).

The parties acknowledge that sponsorship is an important part of the sport. If PROMOTER believes a prospective or previously approved Entitlement Sponsor was denied or disapproved in error, PROMOTER may request reconsideration within three (3) business days of denial of an Entitlement Sponsor. A committee comprised of the President of NASCAR, the Executive Vice President and Chief Racing Development Officer and at least one other NASCAR Vice President or Senior Vice President shall review the prospective sponsorship and within three (3) additional business days in good faith reconsider whether the sponsorship is acceptable or whether with some reasonable modification the sponsorship could be rendered acceptable. However, NASCAR's determination, upon reconsideration, shall be final and in its sole reasonable discretion not to be unreasonably conditioned, delayed or withheld.

PROMOTER acknowledges that the sale or use, for advertising purposes, of space at the Facility or in any publications distributed in connection with an Event is an action that could have an impact upon the existing sponsorships described in Section 24 above, or on third parties who have entered into contracts or other agreements with NEM, NASCAR or NASCAR Rights Affiliates with respect to Live Transmission Rights or Ancillary Rights. PROMOTER shall seek written approval by NEM prior to such sale to or use by competitors of such sponsors or third parties, which NEM may provide or withhold in its sole discretion.

In addition to the foregoing, PROMOTER and NEM shall endeavor to protect the images and brands of NASCAR, PROMOTER and the broadcast network partner during each Event. This includes without limitation using commercially reasonable efforts to ensure the removal of any images or content which are defamatory, obscene, or which NEM determines to be prejudicial or offensive to the general public under contemporary community standards, including but not limited to material that the broadcast network partner in good faith determines is inappropriate for exhibition to the viewing audience. PROMOTER shall use commercially reasonable efforts to ensure that the Event, including the public attending the Event and any others within the confines of the racetrack itself, complies with the foregoing as well as any other reasonable requests of NEM. Without limiting the foregoing, this includes flags, banners, and/or signs that display symbols, slogans, language or imagery which NEM, in good faith, deems to be inappropriate.

26.    Promotional Marketing Fund. PROMOTER will pay to NEM the amount described in Exhibit 1 for marketing purposes (the “Promotional Marketing Fund”), which will be utilized by NEM or an Affiliate exclusively in marketing initiatives to promote the NASCAR series, and is incremental to and not a substitute for existing efforts by NEM or an Affiliate to market the NASCAR series. This Promotional Marketing Fund amount is exclusively marketing related, separate from the competition and officiating related NEM Event Fee, but is due and payable at the same time and under the same terms as the NEM Event Fee. NEM or an Affiliate shall create a proposed marketing plan for the promotion of the NASCAR series both nationally and regionally. Prior to implementation, NEM will share and seek input from PROMOTER regarding the marketing plan. Following execution, PROMOTER shall provide feedback and marketing information sufficient for NEM to determine the efficacy of the plan and share the results of the plan with PROMOTER. NEM will continue its broad based efforts marketing and promoting the NASCAR series on a national and regional basis. This Promotional Marketing Fund shall be incremental to and not a substitute for PROMOTER’s current marketing efforts in promoting the Event, which shall be substantially similar to PROMOTER’s marketing efforts for NASCAR events prior to the 2022 Event.

27.       Strategy to Continue to Elevate the Events. As stated in the Recitals, PROMOTER and NEM are desirous of continuing to enhance and elevate the stature of the Series, as well as the individual events that are a part of the Series. Among other things, this includes how the Series is presented at each event, how events are perceived by fans and stakeholders, and how events individually and collectively measure up against comparable world-class sports events.

a.       Event Standards. Accordingly, beginning as soon as feasible after the execution of this Agreement, PROMOTER and NEM will work together to develop an agreed-upon strategy to continue to elevate the Events under this Agreement during the Term including, but not limited to:

a) Establishing Series-wide and Event-specific criteria relative to:

i) the spectator fan experience;

ii) those portions of the events experienced by remote viewers;

iii) the promotion of the events;

iv) and the stature of the events;

b) Establishing quantifiable processes for benchmarking and gauging the progress, success and compliance with the criteria;

c) Reviewing and updating the criteria on a routine basis, and as needed;

d) Determining appropriate methods for rectifying any shortfalls or deficiencies.

Among other things, timely development of and PROMOTER conformance with the agreed-upon strategy will be a consideration regarding possible future sanctions after the Term.

b.       Minimum Attendance. Promoter will use best efforts to promote the event in a manner intended to achieve a sell out the Event. Promoter will use best efforts to ensure a minimum spectator attendance in grandstand seating during the NASCAR Cup Race portion of the Competition of at least seventy percent (70%) of Capacity of the Facility. The Capacity as used herein shall mean the overall number of seats within the grandstand seating area present in the Facility on the day of the NASCAR Cup race portion of the Competition, excluding seats that have been concealed, bannered or otherwise covered (the “Capacity”). Any seats or stands not included as part of the Capacity for the Event must be covered, removed or concealed in a first-class manner reasonably acceptable to NEM and the broadcast partner. Social zones, viewing platforms or other general areas without permanent seats, and enclosed suites will not count in calculating a Facility’s Capacity. Such Capacity utilization rate is subject to force majeure events that legitimately impact the Event attendance. Within fifteen (15) business days following the Event, Promoter will provide NEM with a ticket report or manifest, certified by a corporate officer of Promoter, showing the number of tickets scanned for the Event, the number of tickets sold or distributed for the Event and the Capacity for the Event. Such report will exclude ticket revenues for such Event. NEM agrees all such attendance reports provided by Promoter shall remain confidential and shall not be shared with any third-party without the written consent of Promoter.

c.       Promoters Council. To help develop standards, strategies and tactics that enhance and elevate the stature of the Series, NEM will host a Promoters Council which will meet periodically each year. Whether or not PROMOTER is selected to serve on the Promoters Council during the Term, NEM nonetheless welcomes PROMOTER’s input on Series enhancements.

TRANSMISSION RIGHTS

28. Ownership of Live Transmission Rights and Ancillary Rights. PROMOTER acknowledges that NASCAR, exclusively and in perpetuity owns the Live Transmission Rights and Ancillary Rights with respect to the Competitions. In addition, to the extent not already owned by NASCAR, PROMOTER hereby assigns to NEM exclusively and in perpetuity any and all rights to transmit, film, tape, capture, overhear, photograph, collect or record by any means, process, medium or device, whether or not currently in existence, all images, sounds and data arising from or during the Events and agrees that NEM shall further assign, exclusively and in perpetuity, to NASCAR all right, title and interest in and to the Live Transmission Rights and the Ancillary Rights and any other works, copyrightable or otherwise, created from the images, sounds and data arising from or during the Events, and that NASCAR shall be the sole and ultimate owner thereto. PROMOTER represents and warrants that as of the Effective Date of this Agreement, it has not granted to any third party the rights granted in the immediately prior sentence, including but not limited to rights relating to the Internet or World Wide Web, unless otherwise expressly disclosed in writing to NEM prior to the Effective Date of this Agreement. PROMOTER shall take all steps reasonably necessary, and all steps reasonably requested by NEM, to protect, perfect or effectuate NASCAR's ownership or other interest in the rights that are the subject of this Section. Without limiting the foregoing, PROMOTER will include (a) the transmission rights language for tickets specified in Exhibit 5 of this Agreement on all Event admission materials including without limitation tickets, suite passes and credentials, and (b) the transmission rights language for ticket-related material specified in Exhibit 5 of this Agreement on all renewal forms, ticket brochures and related material distributed to recipients of such admission materials. PROMOTER may obtain from NEM or a NASCAR Rights Affiliate, without charge to the PROMOTER, images, sounds or data that are the subject of this Section, but only for the purpose of publicity, promotion or advertising of each Event, and only to the extent determined by NEM to be reasonably required for such purpose.

29. Exploitation of Live Transmission Rights and Ancillary Rights. NASCAR may, but shall not be obligated to, exploit Live Transmission Rights and Ancillary Rights. If and to the extent NASCAR decides to exploit such rights, it may form or cause to be formed one or more NASCAR Rights Affiliates and it may assign some or all of the rights owned by or granted to it pursuant to Section 28 to the extent determined by NASCAR to be reasonably necessary to permit such exploitation. NASCAR or such NASCAR Rights Affiliates may further assign, grant, sell, license, lease or otherwise transfer such rights, either alone or in combination with other similar rights, combine Live Transmission Rights and Ancillary Rights with other similar rights obtained from other promoters, Competitors, sponsors, NEM, transmitters, broadcasters or other third parties, enter into agreements of any kind with respect to any part or all of such rights, including without limitation agreements with or between NASCAR and other NASCAR Rights Affiliates, PROMOTER, or third parties, and generally take such action as they may determine to be appropriate. Subject only to the obligation imposed on NASCAR by the immediately succeeding sentence in this Section, NASCAR may license, assign, or otherwise transfer rights in or to any NASCAR Intellectual Property for a commercially reasonable rate to one or more NASCAR Rights Affiliates, but any income or revenue received or generated by NASCAR as a result of such a transaction shall be solely for the account of NASCAR or its assignee and shall not be subject to payment to the PROMOTER or any other person or entity under the terms of this Agreement. NASCAR shall license, assign, or otherwise transfer rights in or to any NASCAR Intellectual Property, without fee, to one or more NASCAR Rights Affiliates to the extent determined by such Affiliates to be reasonably necessary to permit them to exploit Live Transmission Rights.

a)       Percentage for Live Transmission Income and Ancillary Rights Net Income before Industry Expenses and After Income Tax Provision. The percentage set forth in Exhibit 1 for Live Transmission Income and Net Income before Industry Expenses and after Income Tax Provision was developed by NEM based upon the assumption that all scheduled NASCAR National Series Events in a given calendar year will take place and the PROMOTERS of all such Events during that year will be entitled to their respective percentage allocations. If one or more PROMOTERS are not entitled to Live Transmission Income and Ancillary Rights Net Income before Industry Expenses and after Income Tax Provision during that year with respect to one or more Events pursuant to such PROMOTER's Sanction Agreement(s) (for example, because a Competition was not commenced and officially completed) or if one or more events are added to the schedule for that calendar year, then this percentage for PROMOTER shall be recalculated by dividing it by the aggregate of the percentages attributed by NEM to all other NASCAR National Series events in that specific National Series (Cup, Xfinity or Camping World Truck) for which PROMOTERS are entitled to Live Transmission Income and Ancillary Rights Net Income before Industry Expenses and after Income Tax Provision. PROMOTERS of all such Events will be entitled to their respective percentage allocations within their respective National Series. In all cases, the percentages attributed by NEM to all events within a specific National Series (Cup, Xfinity or Camping World Truck) in a given calendar year shall be adjusted pro rata to equal a total of 100%. Notwithstanding the above, if PROMOTER’s share of Event Transmission Income is reduced due to a breach of Section 25 regarding Entitlement Sponsors, then the recalculation described above shall not apply to other Promoters.

30. Payment of Live Transmission Income. On or before ten (10) business days after the Event is completed, NEM shall cause the NASCAR Rights Affiliate(s) engaged in the exploitation of Live Transmission Rights to pay, twenty-five percent (25%) of Event Transmission Income specific to that Event to NEM or its designated affiliate, acting as Paying Agent, for distribution to the Competitors as part of the purse for that Event. On or before thirty (30) calendar days after that Event, NEM shall cause the NASCAR Rights Affiliate(s) to pay sixty-five percent (65%) of Event Transmission Income specific to that Event to PROMOTER. Notwithstanding the foregoing:

a)	PROMOTER has no right to Event Transmission Income specific to that Event if the Competition is not commenced and officially completed (as determined in accordance with the Rule Book).

b)	If, for any reason, the Live Transmission Income to be received by NEM or the NASCAR Rights Affiliate(s) is reduced in whole or in part, or if NEM or the NASCAR Rights Affiliate(s) becomes obligated to repay any portion of Live Transmission Income, the NASCAR Rights Affiliate's obligation to make the payments otherwise required by this Section shall be reduced by an amount calculated by multiplying the reduction or repayment by the percentage set forth in Exhibit 1. If payment of the PROMOTER’s share of Live Transmission Income had been made to PROMOTER prior to the determination of a reduction in, or an obligation to repay a portion of, Live Transmission Income, then PROMOTER shall be obligated to repay NEM or the NASCAR Rights Affiliate(s) a prorated share in accordance with the percentage set forth in Exhibit 1 within thirty (30) calendar days after notification by NEM. If, for any reason, receipt of the Live Transmission Income to be received by NEM or the NASCAR Rights Affiliate(s) is delayed in whole or in part, the payments stipulated in this Section will correspondingly be delayed, but only to the extent of the original delay in receipt.

NASCAR shall receive the NASCAR Television Retention (ten percent (10%) of Event Transmission Income) for each Event for its own account.

31. Payment of Ancillary Rights Net Income before Industry Expenses and after Income Tax Provision. NEM will cause the NASCAR Rights Affiliate(s) engaged in the exploitation of Ancillary Rights to distribute Ancillary Rights Net Income before Industry Expenses and after Income Tax Provision as follows:

a)	Timing. On or before April 30th following the end of the calendar year during which an Event is held, the NASCAR Rights Affiliate(s) shall determine the total amount of Ancillary Rights Net Income before Industry Expenses and after Income Tax Provision, if any, earned by it during that calendar year. Within thirty (30) calendar days after such determination, the NASCAR Rights Affiliate(s) shall distribute such Ancillary Rights Net Income before Industry Expenses and after Income Tax Provision (if any) pursuant to the formula set forth in subsection 31.b) below, provided (i) that any losses from either ancillary rights category (Primary Ancillary Rights Net Income before Industry Expenses and after Income Tax Provision or Secondary Ancillary Rights Net Income before Industry Expenses and after Income Tax Provision) shall carry over from year to year against the same ancillary category and NEM shall have the right to withhold any future payments from such category of ancillary rights that would otherwise be due under this Agreement to recover PROMOTER’s share of such loss, and further provided (ii) that if (x) debt that is evidenced by a promissory note is outstanding as of December 31, 2022, as reported on the audited consolidated financial statements (“Debt”) of the NASCAR Rights Affiliate engaged in the exploitation of Ancillary Rights, or (y) capital expenditure commitments related to capital projects in process as of December 31, 2022 for the NASCAR Rights Affiliate engaged in the exploitation of Ancillary Rights (“2022 Capex Commitments”) exceed its working capital as of that date, NEM shall have the right to defer payments that would otherwise be due under this Agreement until such time that no Debt is outstanding and 2022 Capex Commitments can be funded by cash flows of the NASCAR Rights Affiliate engaged in the exploitation of Ancillary Rights. In the event that any payments are deferred under this section 31.(a)(ii), such payments will be considered fully earned by PROMOTER as of December 31, 2022 and will be paid on a pro rata basis to each party in the order such payments were deferred to the extent cash is available. Notwithstanding the foregoing, PROMOTER has no right to Event Primary Ancillary Rights Net Income before Industry Expenses and after Income Tax Provision or Event Secondary Ancillary Rights Net Income before Industry Expenses and after Income Tax Provision if there is an Event of Default giving rise to the termination of this sanction or the withholding of payments in accordance with Section 34, or if the Competition is not commenced and officially completed (as determined in accordance with the Rule Book), unless the sole reason that an Event is not commenced and officially completed is a strike, war, declaration of a state of national emergency, or an act of God or the public enemy or other circumstances beyond the control of PROMOTER.

b)	Allocations:

i) Primary Ancillary Rights. The NASCAR Rights Affiliate(s) shall pay: (i) twenty-five percent (25%) of Primary Ancillary Rights Net Income before Industry Expenses and after Income Tax Provision relative to the specific calendar year to NEM or its designated affiliate for distribution in programs designed for the benefit of Competitors, as NEM may determine from time to time and (ii) sixty-five percent (65%) of Event Primary Ancillary Rights Net Income before Industry Expenses and after Income Tax Provision relative to the specific calendar year to PROMOTER. NASCAR shall receive the remaining ten percent (10%) of Primary Ancillary Rights Net Income before Industry Expenses and after Income Tax Provision relative to the specific calendar year for its own account.

ii) Secondary Ancillary Rights. The NASCAR Rights Affiliate(s) shall pay: (i) sixty percent (60%) of Secondary Ancillary Rights Net Income before Industry Expenses and after Income Tax Provision relative to the specific calendar year to NEM or its designated affiliate for distribution in programs designed for the benefit of Competitors, as NEM may determine from time to time and (ii) thirty percent (30%) of Event Secondary Ancillary Rights Net Income before Industry Expenses and after Income Tax Provision relative to the specific calendar year to PROMOTER. NASCAR shall receive the remaining ten percent (10%) of Secondary Ancillary Rights Net Income before Industry Expenses and after Income Tax Provision relative to the specific calendar year for its own account.

32. Maintenance of and Access to Contracts and Other Books and Records. Each NASCAR Rights Affiliate will maintain for a period of four (4) years from the date of an Event (a) true and complete copies of any written Live Transmission Rights Contract relating to that Event and/or any Ancillary Rights Contract generating Event Primary Ancillary Rights Net Income or Event Secondary Ancillary Rights Net Income relative to that Event, (b) such books and records as are commercially reasonable for the purpose of auditing its Live Transmission Income and Net Ancillary Rights Income before Industry Expenses and after Income Tax Provision earned during the calendar year in which an Event is held. Each NASCAR Rights Affiliate will permit PROMOTER or its authorized agent to inspect and audit any or all such contracts, books and records, wherever they may be located or at any other mutually agreeable location, but only upon reasonable notice and at such reasonable times as determined by the NASCAR Rights Affiliate, and only at the business premises of the NASCAR Rights Affiliate where they are located, and subject at all times to Section 39 (relating to confidentiality and proprietary information).

33. Limitation of Liability. NASCAR and the NASCAR Rights Affiliate(s) shall be solely responsible for, and shall have complete discretion with respect to, the manner, extent and timing of any license, assignment, transfer or other use or exploitation of Live Transmission Rights and Ancillary Rights, either through independent third parties, NASCAR Rights Affiliate(s) or otherwise. NASCAR, NEM, and the NASCAR Rights Affiliate(s) shall have no liability to PROMOTER with respect to such activities or the amount of Live Transmission Income or Ancillary Rights Net Income before Industry Expenses and after Income Tax Provision arising out of or generated by such activities. PROMOTER hereby promises and covenants not to assert any claim or file any suit or other legal action against NASCAR, NEM or any NASCAR Rights Affiliate on the ground that it or they have failed in any way, material or otherwise, to exploit, maximize or earn profits of any kind or amount with respect to Live Transmission Rights or Ancillary Rights.

GENERAL PROVISIONS

34. Events of Default. For purposes of this Agreement, "Event of Default" means:

a)	Failure of PROMOTER to abide by the material provisions of this Agreement or the Rule Book;

b)	Failure of PROMOTER to take such actions, or refrain from taking actions, as reasonably may be requested by NEM in accordance with this Agreement;

c)	Any act, omission or condition expressly described in this Agreement as giving NEM the right to terminate this Agreement or the sanction granted by this Agreement;

d)	A change, material or otherwise, in the ownership, control or management of PROMOTER;

e)	A statement by PROMOTER that it is not or will not be able to pay its debts as they become due; an application or agreement by PROMOTER for the appointment of a receiver or trustee in liquidation; a general assignment by PROMOTER for the benefit of creditors; the filing by PROMOTER of a voluntary petition in bankruptcy or a petition seeking reorganization or an arrangement of creditors under any bankruptcy law; the filing by another person or entity of a petition under any bankruptcy law that makes PROMOTER a party; or the adjudication of PROMOTER as bankrupt under any bankruptcy law;

f)	Activity by PROMOTER of any kind that NEM determines to be detrimental to the sport, to NEM, or to NASCAR.

g)	Failure to provide financial guarantees, if required, as follows: if NEM becomes aware, through any means, of a possible change in the PROMOTER’s affairs which might reasonably be determined to have a material adverse effect on the organization or conduct of one or more Events including, but not limited to, the withdrawal or reduction of major Event sponsorship(s), delinquencies or defaults by PROMOTER in payments to NEM or other entities, litigation relative to one or more Events, PROMOTER or the Facility, failure of PROMOTER to perform under similar agreements with NEM or third parties for other events, and so on, then NEM may require PROMOTER to take whatever action that NEM determines is necessary to insure the successful organization and conduct of one or more Events. Such action may include, but is not limited to, posting a bond, providing an irrevocable letter of credit, and/or providing a financial instrument or mechanism sufficient to guarantee, in NEM’s reasonable discretion, that all financial obligations of the PROMOTER relative to one or more Events can be met.

h)	Any act, omission or condition expressly described in this Agreement as an Event of Default.

If there is an Event of Default, at its option NEM may demand that PROMOTER cure any failure or breach giving rise to the Event of Default or terminate this Agreement or the sanction granted by this Agreement, and/or NEM may withhold from any payments due to PROMOTER under this Agreement an amount reasonably calculated to hold harmless NASCAR, NEM, NASCAR Rights Affiliate(s), sponsors, Competitors, Officials, persons or entities contracting with NASCAR, NEM or NASCAR Rights Affiliate(s), with respect to Live Transmission Rights or Ancillary Rights, and other persons or entities involved in one or more Events, from any loss resulting from the Event of Default. NEM’s determination as to such amount is binding on PROMOTER. NEM shall notify PROMOTER in writing of its decision to terminate and/or to withhold payments. If this Agreement or the sanction granted by this Agreement is terminated, such termination shall be effective as of the date the notice was sent by NEM or at such later date as may be specified by NEM in the notice. PROMOTER shall promptly comply with all monetary obligations that have accrued as of the effective date of termination, and all other terms and conditions of this Agreement shall survive such termination. Nothing in this Section shall be construed to limit NEM’s or NASCAR’s other rights or remedies, or to preclude NEM or NASCAR from enforcing such rights or pursuing such remedies to the fullest extent possible.

35. Assignment. Neither party may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other party. For the avoidance of doubt, for purposes of the preceding sentence, neither (x) a conversion of a party hereto into a different form of business entity pursuant to applicable law nor (y) a forward merger of a party hereto into an affiliate occurring in connection with an internal corporate restructuring of entities within an existing corporate group, nor (z) an assignment to an entity under common control with NEM or Promoter, in any such case, will constitute an assignment with respect to such party.

36. Determinations by NEM. Except where expressly stated otherwise, whenever this Agreement provides or permits NEM to make a determination regarding a matter, NEM may make such determination in its sole judgment and discretion, and such determination may not be challenged, amended, voided or nullified on the ground that it was incorrect or unreasonable.

37. Limited Application. This Agreement and the sanction granted herein relate solely to the Events and the dates set forth in Exhibit 1 to this Agreement or, if applicable, to one or more Event dates adjusted or postponed by NEM in accordance with this Agreement. Nothing in this Agreement, or in the course of dealing between the parties, will be construed to require PROMOTER or NEM to enter into a sanction agreement or to issue a sanction for one or more Events or any other event in the future.

38. Disclaimer of Warranty. NEM (on behalf of itself, NASCAR, and each and every NASCAR Rights Affiliate, whether existing now or created hereafter) does not warrant, either expressly or by implication, nor is it responsible for, the financial or other success of any Event, the number or identity of sponsors, the number or identity of vehicles or Competitors participating in any Event, the adequacy of the services it provides, the suitability of the Facility for an Event, the safety of the public, the Competitors or any other person entering the Facility in connection with an Event, the financial return from the exploitation of Live Transmission Rights or Ancillary Rights, or any other matter not expressly agreed to or warranted by NEM herein.

39. Proprietary Information; Confidentiality. PROMOTER acknowledges that (i) this Agreement, (ii) any technical, business or financial information or documents used, provided or disclosed by NEM or any NASCAR Rights Affiliate in connection therewith or pursuant thereto, (iii) customer lists of any kind or nature used, provided or disclosed by NEM or any NASCAR Rights Affiliate, (iv) the manner in which NEM or any NASCAR Rights Affiliate engages in the exploitation of Live Transmission Rights or Ancillary Rights, (v) the manner in which NEM conducts and controls the Competitions, (vi) the manner in which NEM promotes the Events, the series of which an Event is a part, and the sport of stock car racing in general, and (vii) the manner in which NASCAR and/or NEM forms, promotes and maintains relationships with sponsors, Competitors, Officials, other promoters, fans and other third parties involved in an Event (collectively "NEM Proprietary Information"), constitutes information that is proprietary to NASCAR, NEM and/or the NASCAR Rights Affiliate(s) and may not be used by PROMOTER except in connection with the performance of PROMOTER's duties under this Agreement. Except for that purpose, PROMOTER shall at all times and forever maintain NEM Proprietary Information in a confidential manner and shall not disclose it or use it on behalf of itself or any third party unless it is in the public domain as a result of an act or omission caused by a person or entity other than PROMOTER. PROMOTER acknowledges that any unauthorized use or disclosure of NEM Proprietary Information that is in violation of this Section, or other violation or threatened violation of this Section, could cause irreparable damage to NASCAR, NEM, and/or the NASCAR Rights Affiliate(s) and, therefore, that NASCAR, NEM, and/or the NASCAR Rights Affiliate(s) shall be entitled to an injunction prohibiting PROMOTER or any related party from engaging in such violation and to attorney's fees and costs for having to bring any action to enforce this Section.

40. No Joint Venture. Nothing in this Agreement will be construed to place NASCAR, NEM, or NASCAR Rights Affiliate(s) in the relationship of a partner or joint venturer with PROMOTER. Neither party may, or has power to, obligate or bind the other party in any manner other than as provided expressly in this Agreement.

41. Indemnification; Repayment. PROMOTER shall indemnify and hold NASCAR, NEM and all NASCAR Rights Affiliates and NEM additional insureds (as specified in subsection 20.a.) harmless from any and all claims, allegations, demands, obligations, suits, actions, causes of action, proceedings, rights, damages, and costs of any nature arising out of each Event or this Agreement, unless such claim, allegation, demand, obligation, suit, action, cause of action, proceeding, right, damage or cost arises solely out of the negligent act or negligent omission of NASCAR, NEM, or any NASCAR Rights Affiliate or any NEM additional insureds. With respect to any matter falling within the scope of PROMOTER's obligation to defend and hold NASCAR, NEM, NEM additional insureds and the NASCAR Rights Affiliates harmless, NASCAR, NEM and the NASCAR Rights Affiliate and NEM additional insureds shall be entitled to select counsel to represent it in such matter at PROMOTER's expense, and that counsel's duties and obligations in all respects shall be solely to NASCAR, NEM, and to the NASCAR Rights Affiliate(s) and to the NEM additional insureds.

42. Recovery of Attorney's Fees. In the event of litigation arising out of the enforcement of this Agreement or its terms and conditions, attorney's fees and costs shall be awarded to the prevailing party.

43. Representation Regarding Ownership of Facility. PROMOTER represents and warrants that, during the calendar years in which the Events are conducted and at all other times material to this Agreement, with respect to the Facility and the material assets thereof, either it holds, and will hold at all times relevant to each Event: (i) good and marketable title; or (ii) a valid and binding leasehold or other contractual interest for the management and operation of the Facility. PROMOTER represents and warrants that it is the direct owner or lessee of the material assets (other than real estate) of the Facility and no material assets (other than real estate) of the Facility are owned or leased through a subsidiary, affiliate, parent corporation, sister corporation or, in the case of an individual, a family member of the PROMOTER. In the event PROMOTER is not able to make such representations and warranties as set forth above, then that entity which can make such representations and warranties must execute the Guaranty Agreement attached hereto as Exhibit 6.

44. Notice. Unless otherwise permitted herein, notice required by the Agreement shall be given by email and by overnight mail or other express service, postage prepaid, addressed as follows:

TO NEM:	NASCAR Event Management, LLC
International Motorsports Center One Daytona Boulevard
Daytona Beach, FL 32114

Attention: Steve O’Donnell Email: sodonnell@nascar.com

With a copy to:

W. Garrett Crotty, Esq.
(at the same location)

Email: gcrotty@nascar.com

Requests for NEM approval and/or consent (including but not limited to Entitlement Sponsor), notification of planned improvements or alterations to the Facility, and information the PROMOTER must provide to NEM per this Agreement to: sponsorapproval@nascar.com or send overnight mail to NEM address listed above.

TO PROMOTER:	The Address set forth in Exhibit 1 to this Agreement

45. Notification Change. Either party may change the person(s) or location(s) to which notice must be given pursuant to Section 44, by providing written notice to the other party in accordance herewith.

46. Entire Agreement; Amendments. This Agreement, including Exhibits 1 through 7 hereto, constitutes the entire agreement between NEM and PROMOTER. All previous communications and negotiations between NEM and PROMOTER, whether oral or written, not contained herein are hereby withdrawn and void. This Agreement may not be amended except in writing and signed by both parties.

47. Agreement Binding on Heirs, Successors and Assigns. The rights and obligations contained in this Agreement shall bind, and inure to the benefit of, the parties and their respective successors and permitted assigns.

48. Governing Law. This Agreement shall be governed by and construed according to the laws of Florida applicable to agreements made and to be performed therein (without giving effect to the conflict of law provisions of such jurisdiction).

49. Jurisdiction. With respect to any litigation between the parties arising out of, or relating in any way to, the business relationship between the parties, including but not limited to any Event, the Agreement, or any proposed business relationship between the parties, venue shall lie solely in a state court sitting in Volusia County, Florida, or the United States District Court for the Middle District of Florida, Orlando Division if in a case of exclusive federal jurisdiction, and all parties hereto consent to service of process by, and the jurisdiction of, those courts.

50. Existing Sanction Agreement. Nothing herein shall be deemed to amend or modify the existing Sanction Agreement for the Series for other years between Promoter and NEM, and such Sanction Agreement shall remain in full force and effect in accordance with its terms and conditions.

IN WITNESS WHEREOF, this Agreement has been read and signed by the duly authorized representative of each party, on the dates set forth below.

Dover International Speedway, Inc.
PROMOTER
BY:

Date: 9/13/21	/s/ Denis McGlynn
Signature

	Print Name:	Denis McGlynn

	Title:	Chairman

NASCAR Event Management, LLC
BY:

Date: 9/14/21	/s/ Steve O’Donnell
Signature

	Print Name:	Steve O’Donnell

	Title:	EVP